Exhibit 99.2

The Navigators Group, Inc.

CORPORATE NEWS

Navigators Appoints Basch to Board of Directors

NEW YORK, August 2, 2012 (BUSINESS WIRE)—The Navigators Group, Inc. (NASDAQ:NAVG) today announced the appointment of Saul L. Basch to its Board of Directors.

“We are very pleased to announce the addition of Saul Basch to our Board of Directors,” said Stanley A. Galanski, President and Chief Executive Officer. “Saul’s track record of accomplishment and demonstrated financial expertise in both public accounting and as a finance executive in the specialty insurance industry will be of tremendous value to our Board and our Company as we continue to pursue profitable growth.”

Mr. Basch began his career at Coopers & Lybrand with a concentration on insurance industry clients, ultimately acting as the Industry Leader and Senior Partner of the company’s Metropolitan New York Insurance Practice. He joined HSB Group, Inc. in 1995, ultimately serving as Vice Chairman, Chief Financial Officer and Treasurer. Mr. Basch retired from active employment with HSB Group, Inc. in 2012. He is a graduate of State University of New York at Albany and is a Certified Public Accountant.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT

Media Inquires:

Taha Ebrahimi

914-933-6209

tebrahimi@navg.com

www.navg.com